Exhibit 99.1

Revolution Lighting Technologies Announces One-For-Ten Reverse Stock Split

Stamford, CT – March 10, 2016 – Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a leader in advanced LED lighting technology solutions, today announced that beginning with the opening trading on March 11, 2016, the Company’s common stock will trade on a split-adjusted basis on the NASDAQ, resulting from a one-for-ten reverse stock split to be effected in the form of one (1) share of common stock for each ten (10) outstanding shares of common stock. The reverse split was effected by the filing on March 10, 2016, of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.

“Revolution Lighting is a dramatically different company than it was four years ago,” said Robert V LaPenta, CEO and Chairman of Revolution Lighting. “The reverse stock split is an important step in the growth of our company as we continue to focus on shareholder value, improving marketability and liquidity.”

When the reverse stock split becomes effective, every ten shares of RVLT’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of RVLT common stock, with no change in par value per share or the authorized shares of the Company. This will reduce the number of outstanding shares of Revolution Lighting common stock from approximately 160 million to approximately 16 million.

The reverse stock split affects all shares of the Company’s common stock outstanding, and reduces the number of shares of common stock underlying the Company’s outstanding equity awards. As a result, each stockholder’s percentage ownership interest and proportional voting power remains unchanged and the rights and privileges of the holders of the Company’s common stock are unaffected. Stockholders are not required to take any action.

No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, American Stock Transfer and Trust Company, LLC (“AST”), RVLT’s transfer agent and exchange agent for the reverse stock split, will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Stockholders who would otherwise hold a fractional share of RVLT common stock will receive a cash payment from the proceeds of that sale in lieu of such fractional share.

AST will address cash payment for fractional shares, and will provide instructions to stockholders with physical certificates representing shares of pre-split RVLT common stock regarding the process to exchange their pre-split stock certificates.

About Revolution Lighting Technologies, Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced technology and aggressive new product development, Revolution Lighting has created an innovative, multi-brand, lighting company that offers a comprehensive advanced product platform. The company goes to market through its Seesmart brand, which designs, engineers and manufactures an extensive line of high-quality interior and exterior LED lamps and fixtures; Lighting Integration Technologies Inc., which sells and installs Seesmart products; Lumificient, which supplies LED illumination for the signage industry; Relume Technologies, a leading manufacturer of outdoor LED products; Sentinel, a revolutionary, patented and licensed monitoring and smart grid control system for outdoor lighting applications; and Energy Source, a full service turnkey solutions provider and installer of LED technology. Revolution Lighting Technologies markets and distributes its products through a network of independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For additional information, please visit www.rvlti.com.

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